Results of Special Meeting of Shareholders of Strong Large Cap Growth Fund

At a Special Meeting of the Shareholders of the Fund held on December 10, 2004, shareholders approved the following proposals:

To approve the reorganization of the Strong Large Cap Growth Fund into the Wells Fargo Advantage Large Cap Growth Fund.


           For                 Against                Abstain

     15,846,343.032          490,055.107           264,559.511

To approve an interim advisory agreement with Wells Fargo Funds Management, LLC.


           For                 Against                Abstain

     15,802,770.852          492,068.386           306,118.412

To approve an interim sub-advisory agreement with Wells Capital Management Incorporated.


           For                 Against                Abstain

     15,774,762.555          509,132.408           317,062.687

Appointment of Messrs. Phillip O. Peterson, William F. Vogt, and Gordon B. Greer as Trustees of the Liquidating Trust, which is referenced in the Agreement and Plan of Reorganization.


           For                 Against                Abstain

     16,600,957.650               -                      -